Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
TAGGARES AGRICULTURE CORP.

Taggares Agriculture Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 10, 2014 (the “Certificate of Incorporation”).

SECOND: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Certificate of Amendment and declaring said Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

THIRD: Immediately upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each one (1) issued and outstanding share of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into 0.63882515389 shares of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following the Effective Time.

FOURTH: To accomplish the foregoing, the Certificate of Incorporation is hereby amended by adding the following paragraph at the end of ARTICLE IV, to read in its entirety as follows:

“(e)          Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time shall be and is hereby automatically combined and converted (without any further act) into 0.63882515389 shares of fully paid and nonassessable shares of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, with resultant fractional shares rounded to the nearest whole number of shares (and no consideration payable therefor). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (each, an “Old Certificate”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the rounding of fractional share interests as described above.”

FIFTH: That this Certificate of Amendment was duly approved by written consent of the Corporation’s stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

SIXTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 3rd day of June, 2014.

TAGGARES AGRICULTURE CORP.

By:	/s/ Peter J. Taggares IV
Peter J. Taggares IV,
President and Chief Executive Officer

2